EXHIBIT 5.1

February 28, 2013

NeoGenomics, Inc.

12701 Commonwealth Drive, Suite 9

Fort Myers, Florida 33913

Ladies and Gentlemen:

We have acted as your counsel in connection with the Prospectus Supplement dated February 28, 2013 (the “Supplement”), which supplements the Prospectus dated February 12, 2013 (the “Prospectus”), each forming a part of a Registration Statement on Form S-3 (Reg. No. 333-186067) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the offer and sale (i) by the Company of 2,850,000 shares of common stock, par value $0.001 per share, of NeoGenomics, Inc., a Nevada corporation (the “Company”) to be sold pursuant to the underwriting agreement described in the Supplement (the “Company Shares”), (ii) by the Company of up to 472,500 shares of common stock of the Company issuable to the underwriters pursuant to the over-allotment option described in the Supplement (the “Over-Allotment Shares”), and (iii) by the Selling Stockholders of 300,000 shares of common stock previously issued by the Company to the selling stockholder described in the Supplement (the “Selling Stockholder Shares”).

You have requested our opinion as to the matters set forth below in connection with the Supplement and the Registration Statement. For purposes of rendering this opinion, we have examined the Supplement, the Prospectus, the Registration Statement, the Company’s articles of incorporation, as amended, and bylaws, and the corporate action of the Company that authorizes the issuance of the shares of common stock of the Company identified above, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies, and the Company will have sufficient authorized and unissued shares of common stock available with respect to any shares of common stock issued after the date of this letter. We have not verified any of these assumptions.

NeoGenomics, Inc.

February 28, 2013

This opinion is rendered as of the date hereof and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any applicable federal or state securities laws.

Based upon and subject to the foregoing, it is our opinion that (i) the Company Shares and the Over-Allotment Shares subject to issuance are duly authorized for issuance by the Company and, when issued and paid for as described in the Supplement, will be validly issued, fully paid, and nonassessable, and (ii) the Selling Stockholder Shares previously issued by the Company were duly authorized for issuance, validly issued, fully paid and nonassessable when issued, and will be validly issued, fully paid, and nonassessable when sold and paid for as described in the Supplement.

We consent to the filing of this opinion as an exhibit to the Supplement and Registration Statement and to the reference to this firm under the caption “Legal Matters”. In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations under such act.

Very truly yours,

/s/    Burton, Bartlett & Glogovac

Burton, Bartlett & Glogovac